[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.5

FIRST AMENDMENT TO
May 23, 1997 LICENSE AGREEMENT

The First Amendment to the May 23, 1997 License Agreement (the “1997 License Agreement”) by and between University of Miami (the “University”) and FibroGen, Inc., and its Affiliates (the “Company”)(collectively, the “Parties”) is effective July 29, 1999. Except as otherwise set forth herein, the defined terms in the 1997 License Agreement shall be incorporated by reference herein.

The Parties hereby agree to amend the 1997 License Agreement as follows:

1.Section 1.4 shall be amended and restated in its entirety to read as follows: “Patent Rights” shall mean the University’s share of (a) United States Patent No.

[ * ], United States Patent Application Serial Number [ * ], and the two United States Patent Applications filed on [ * ] entitled [ * ] for which numbers have not yet been assigned, (b) any applications filed prior to this date relating to CTGF, homologs to CTGF, [ * ] and/or methods of use or treatment thereof which University’s employees are joint or sole inventors thereon or any applications filed hereafter for which the Company has provided research funding pursuant to the November 29, 1995 Research Agreement between the Parties, as amended, or any subsequent funding arrangement between the Parties, (c) and the United States and foreign patents issuing from said United States and foreign patent applications collectively, hereinafter referred to as the “Patent Rights Patent Application”) or later filed domestic or foreign applications based on the said United States Patents and applications (hereinafter referred to as the “Patent Rights Patents”) and any continuations, continuations-in-part, divisions, reissues or extensions of any of the foregoing. In the event that the University has or acquires any rights to United States Patent Nos. [ * ]; or United States Patent Application Serial Number [ * ], and foreign application (including PCT No. [ * ]), continuations, continuations-in-part, divisions, reissues or extensions thereof, such rights shall be included in “Patent Rights”, “Patent Rights Patent Application” or “Patent Rights Patents” as appropriate.

2.Section 4.1 (b) shall be amended and restated in its entirety to read as follows:

(b)(i) Subject to clause (ii) below, Company shall pay University a running royalty equal to:

(x)[ * ] of Net Sales of any Licensed Products and/or the sale of product labeled for a Licensed Method use (a “Royalty Product”) in cases other than specified in (y) or (z),

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(y)[ * ] of Net Sales of any Royalty Product in the case that such Royalty Product is also covered by a patent or patent application owned or held by the University of South Florida .

(z)[ * ] of Net Sales of any Royalty Product in the case that any of the Patent Rights covering such Royalty Product is jointly owned or held by the Company.

(ii) The applicable running royalty set forth in Section 4.2.(b)(i) may be reduced by any royalty obligations of the Company to other third parties (except the University of South Florida) on the sale of Royalty Products; provided, however that the University’s royalties shall not be offset by more than seventy-five percent (75%) (i.e. so that the royalty rate may be reduced to [ * ] in (b)(i)(x) or [ * ] in (b)(i)((y) and (z)). In the event that the Company reduces the royalty to the University pursuant to the foregoing, the Company must disclose to the University the third party royalty payment and the identity of such third party.

3.Section 4.1(c) shall be amended and restated in its entirety to read as follows:

The Company shall pay the University milestone payments on the first Royalty Product to reach the following milestone in the first major country (United States, Japan, U.K., France, Italy, Spain or Germany):

Upon acceptance of an IND with the FDA or commencement of any human clinical trial		$50,000
Upon successful completion of Phase II in the U.S. (or comparable foreign clinical trial)		$100,000
Upon written notice of FDA (or comparable foreign body) approval for marketing	$	[ * ]

In no event shall the foregoing be construed to require the Company to pay any of the above milestones the University more than once.

In addition, the Company shall pay the University $[ * ] for any subsequent approval by the first of the FDA or comparable foreign body in a major country for an additional indication for such previously approved Royalty Product or additional Royalty Product (but not the same indication or same Royalty Product in additional markets or countries).

Payment to the University by the Company shall be made within [ * ] days of the achievement of the applicable milestone.

4.Section 4.4 shall be deleted.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

5.With respect to the United States Patent Application No. [ * ] filed in [ * ] and any divisionals, continuations or continuations in part thereof or foreign counterparts filed relating to the foregoing, the Company shall pay no more than a [ * ] royalty in total to the University and/or University of South Florida on sales of Royalty Products and to the extent that questions of inventorship arise as to whether the patent covers such Royalty Product or whether the University should be included as an assignee to such patent, such issue shall be resolved by mutually agreed upon third party patent attorney. The royalty shall be allocated based upon the proportion of patents held by each institution or such other reasonable method of allocation agreed to by the Parties in good faith. For example, assuming that no other offsets apply, if University has 1 solely-held patent, University of South Florida has 3  solely-held patents and they jointly- hold 1 patent, then University of South Florida would be entitled to 70% (3.5/5) and the University would be entitled to 30% (1.5/5) of the [ * ] royalty. Accordingly, the University of South Florida would receive a [ * ] royalty and the University would receive a [ * ] royalty.   This Section 5 would not be effective unless University of South Florida agrees to a comparable provision.

6.Section 6.1 is amended to add the following sentence:

The University agrees that the Company shall control the prosecution and maintenance of the United States Patent Applications filed on [ * ] entitled [ * ] and any other Patent Rights Patents.

Except as set forth above, the 1997 License Agreement shall remain in full force and effect in accordance with all other terms and conditions specified therein.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth below.

UNIVERSITY OF MIAMI

/s/Alan Fish	Date:	8/5/99

FIBROGEN, INC.

/s/Thomas B. Neff	Date:	8/3/99
Thomas B. Neff
Chief Executive Officer

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.